UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):    January 26, 2015

Roberts Realty Investors, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Georgia

(State or Other Jurisdiction of Incorporation)

001-13183	58-2122873
(Commission File Number)	(IRS Employer Identification No.)

375 Northridge Road, Suite 330
Atlanta, Georgia	30350
(Address of Principal Executive Offices)	(Zip Code)

(770) 394-6000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Roberts Realty Investors, Inc. (the “Company” or “we”), conducts its business through Roberts Properties Residential, L.P. (the “operating partnership”), which owns all of the Company’s properties. As previously announced, on January 22, 2015, the Company’s shareholders approved a Stock Purchase Agreement, dated as of November 19, 2014 (the “Stock Purchase Agreement”), with A-III Investment Partners LLC (“A-III”), a joint venture between affiliates of Avenue Capital Group and C-III Capital Partners LLC. The closing of the transactions contemplated by the Stock Purchase Agreement is scheduled for January 30, 2015, subject to the satisfaction or waiver of all remaining closing conditions. Additional information regarding these transactions can be found in the definitive proxy statement that the Company filed with the SEC on December 23, 2014 (the “Proxy Statement”), which is available for free on the SEC’s website at www.sec.gov.

As discussed in the Proxy Statement, following the closing of the Stock Purchase Agreement, the Company is expected to pursue a flexible real estate investment strategy and does not currently anticipate focusing on developing and constructing Atlanta multifamily apartment communities. Given the change in focus of the Company’s business, the Company intends to sell its existing four land parcels (North Springs, Northridge, Highway 20, and Bradley Park), all of which are under development and are located in metropolitan Atlanta.

On January 26, 2015, the operating partnership entered into a contract to sell its 22-acre Bradley Park land parcel in Forsyth County, Georgia. The purchaser, Bradley Park Apartments, LLC (“Purchaser”), is an affiliate of Mr. Charles S. Roberts, the Company’s President, Chief Executive Officer, and Chairman of the Board. The Bradley Park land parcel is located near the GA-400 and Highway 20 interchange and is zoned for 154 multifamily units. The purchase price for the property is $3,003,000, plus $775,000 to reimburse the Company for prepaid sanitary sewer tap fees, and an additional $400,000 as a reimbursement of development costs related to the property. The total cash sales price will be $4,178,000 or $27,130 per apartment unit.

Under the terms of the sales contract, Purchaser paid a $10,000 earnest money deposit to be applied towards the purchase price due at closing. Purchaser has 60 days to inspect the property and elect to proceed with the purchase, at which time Purchaser must pay an additional $15,000 earnest money deposit if it elects to proceed with the purchase of the property. Once Purchaser gives notice of its election to proceed, the earnest money deposit is generally nonrefundable. The closing is scheduled to occur within 60 days after the Company’s receipt of the election to proceed by Purchaser, provided that Purchaser can extend the closing date by 60 additional days by paying an additional $20,000 earnest money deposit to be applied towards the purchase price due at closing. The entire amount of the earnest money deposit will be applied to the purchase price at closing.

Before approving a non-binding letter of intent and the form of sales contract, the Company’s board of directors formed a special committee composed of three independent directors (who also compose the Company’s audit committee), which retained its own legal counsel. The special committee negotiated the terms of the transaction on behalf of the Company, and the terms of the sales contract were approved by the special committee and by the audit committee in accordance with that committee’s charter in compliance with applicable listing rules of the NYSE MKT stock exchange. The Company’s board of directors also approved the transaction in accordance with our Code of Business Conduct and Ethics, with Mr. Roberts abstaining from the vote.

In the Stock Purchase Agreement, A-III gave its written consent to the terms and conditions of the non-binding letter of intent and the proposed form of sales contract that the Company executed on January 26, 2015. The $4,178,000 sales price of the Bradley Park land parcel is the same value for the Bradley Park land parcel that was used to calculate the price per share of the common stock to be sold to A-III at the closing of the Stock Purchase Agreement.

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The above description of the material terms of the Bradley Park sales contract is qualified in its entirety by reference to the full text of the sales contract, which is attached as Exhibit 10.1 to this report and is incorporated into this Item 1.01 by this reference.

Note Regarding Forward-Looking Statements

This current report on Form 8-K contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements relate to our intent, belief, or expectations regarding the closing of the Stock Purchase Agreement, the closing of the Bradley Park sales contract, and the timing of such closings. These statements involve risks and uncertainties that include: whether the satisfaction of all of the conditions to such closings will occur, the timing of the closing of the transactions, and whether Bradley Park Apartments, LLC can raise the required debt and equity financing to purchase the property. For these forward-looking statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. For more information about other risks and uncertainties we face, please see the sections entitled “Risk Factors” in our most recent Annual Report on Form 10-K, our most recent Quarterly Report on Form 10-Q, and the Proxy Statement filed with the SEC on December 23, 2014.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit

10.1	Sales Contract dated January 26, 2015 by and between Roberts Properties Residential, L.P. and Bradley Park Apartments, LLC. (Bradley Park land parcel).

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be filed on its behalf by the undersigned hereunto duly authorized.

ROBERTS REALTY INVESTORS, INC.

Dated: January 30, 2015	By:	/s/ Anthony W. Shurtz
Anthony W. Shurtz
Chief Financial Officer

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